Exhibit 5.1

HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TX 75202 TEL (214) 979-3000 FAX (214) 880-0011
Client No. 70131.000139

March 31, 2016

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Re:	Legality of Securities to be Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

General Motors Financial Company, Inc., a Texas corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), Variable Denomination Floating Rate Demand Notes (the “Notes”) to be issued from time to time pursuant to an Indenture dated March 31, 2016 (the “Indenture”), between the Company and U.S. Bank National Association, as Trustee, and the General Motors Financial Company, Inc. Right Notes Plan (filed as an exhibit to the Registration Statement) (the “Right Notes Plan”). The Notes will be offered on a delayed or continuous basis pursuant to the provisions of Rule 415 under the Securities Act.

In connection with this opinion, we have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including, among other things:

(i) the Registration Statement;

(ii) the Amended and Restated Certificate of Formation of the Company, as amended to the date hereof and currently in effect, certified by the Secretary of State of the State of Texas;

(iii) the Amended and Restated Bylaws of the Company, as amended to the date hereof and currently in effect, certified by the Secretary of the Company;

(iv) the Indenture;

(v) the General Motors Financial Company, Inc. Right Notes Plan;

(vi) a Certificate of Fact from the Secretary of State of the State of Texas and a Statement of Franchise Tax Account Status from the website of the Texas Comptroller of Public Accounts with respect to the Company, each dated as of a recent date; and

March 31, 2016

(vii) certain resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement, the issuance and sale of the Notes and related matters.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the accuracy, completeness and authenticity of certificates, records and statements of public officials, (iv) the legal capacity of natural persons, (v) the genuineness of signatures not witnessed by us, (v) that the Notes and the Indenture and other agreements or instruments governing the Notes (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (vi) that each of the Documents will be duly authorized, executed and delivered by the parties thereto (other than the Company), (vii) that each of the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (viii) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our capacity as your special counsel in connection with the Registration Statement, we have been advised of the proceedings taken and proposed to be taken by you in connection with the authorization of the Indenture and the issuance and sale of the Notes. For the purposes of this opinion, we have assumed that such proceedings to be taken in the future will be completed timely in the manner presently proposed and that the terms of each issuance of the Notes will otherwise be in compliance with law.

We are opining herein as to the internal laws of the States of New York and Texas, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. The Notes will be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Notes.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when (a) the Registration Statement has become effective pursuant to the Securities Act and (b) the Notes have been duly issued in

March 31, 2016

accordance with the Indenture and the Right Notes Plan and in the manner contemplated by the Registration Statement, the Notes will have been duly issued and will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the qualification that the validity and enforceability of the Company’s obligations under the Indenture, the Notes and the Right Notes Plan may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing. We express no opinion regarding any provision of the Indenture that purport to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law. In addition, we express no opinion on the enforceability of any provision in the Indenture or the Right Notes Plan regarding indemnification to the extent it violates public policy of the State of New York, or any federal law or regulation, or to the extent it purports to provide that a party shall be indemnified for its own negligence, bad faith, gross negligence or willful misconduct.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP